Exhibit 10.1

Indemnification Agreement

This Indemnification Agreement (this “Agreement”) is made as of ___________, 2022, by and between Wearable Devices Ltd., a company organized and existing under the laws of Israel (the “Company”) and ____________ (“Indemnitee”).

WHEREAS, the Company desires to attract and retain qualified directors and officers and to provide them with protection against liability and expenses incurred while acting in that capacity; and

WHEREAS, Indemnitee is director or officer of the Company; and

WHEREAS, in order to induce Indemnitee to serve as a director or officer of the Company, the Company agrees to indemnify Indemnitee upon certain occurrences, pursuant to the terms and subject to the conditions of this Agreement.

Now, therefore, the parties agree as follows:

1.	Indemnity. The Company hereby agrees, subject to the limitations set forth in this Agreement and to applicable law:

To indemnify Indemnitee to the maximum extent permitted by applicable law against any liability or expense in respect of any acts or omissions of Indemnitee in his capacity as a director or officer of the Company, as follows:

(i) a financial obligation imposed on Indemnitee in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by court;

(ii) reasonable litigation expenses, including attorneys’ fees, expended by Indemnitee or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in any criminal proceeding of a crime which does not require proof of mens rea (criminal intent) in which the Indemnitee is convicted, or due to an investigation or a proceeding conducted against him by an authority authorized to conduct an investigation or a proceeding, pursuant to which no indictment was filed against him and no monetary liability was imposed on him as an alternative to a criminal proceeding, or due to an investigation or a proceeding conducted against him by an authority authorized to conduct an investigation or a proceeding, pursuant to which no indictment was filed against him but a monetary liability was imposed on him as an alternative to a criminal proceeding, for a crime which does not require a finding of mens rea (criminal intent) (collectively referred to hereinafter as a “Claim”);

(iii) a payment which Indemnitee is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968, as amended (the “Securities Law”), if applicable, and expenses that Indemnitee incurs in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, if applicable, including reasonable legal expenses, which term includes attorney fees; and

(iv) any other obligation or expense in respect of which it is permitted or will be permitted under the Companies Law, 5759-1999, to indemnify an officer or director, subject to and in accordance with all applicable law.

The above indemnification will also apply to any action taken by the Indemnitee in his capacity as a director and/or officer of any other company controlled, directly or indirectly, by the Company (a “Subsidiary”) or in his capacity as a director, officer or observer at board of directors’ meetings, of a company not controlled by the Company but where his appointment as a director, officer or observer results from the Company’s holdings in such company (“Affiliate”).

2.	General Limitations on Indemnity. If, when and to the extent that a final judicial determination is made, as to which all rights of appeal therefrom have been exhausted or lapsed, the Indemnitee would not be permitted to be so indemnified as provided under this Agreement, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid. Indemnitee’s obligation to reimburse the Company for any advance expenses or other sums paid hereunder shall be unsecured and no interest shall be charged thereon.

3.	Limitations on Indemnity.

3.1. The Company undertakes to indemnify Indemnitee, with respect to Section 1(i) above, and in accordance with the terms of this Agreement up to a total amount of US$5,000,000 (Five Million United States Dollars) in the aggregate, under the circumstances of indemnification of Indemnitee as set forth in this Agreement.

3.2. Indemnitee shall not be entitled to indemnification under Section 1, for financial obligations imposed arising from any of the following: (i) a breach of the duty of fiduciary by Indemnitee, except, to the extent permitted by law, for a breach of the duty of fiduciary by the Indemnitee to the Company, a Subsidiary or an Affiliate while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company, Subsidiary or Affiliate, as applicable; or (ii) a violation of the Indemnitee’s duty of care towards the Company, which was committed intentionally or recklessly, except if it was done in negligence only; or (iii) an act committed with the intention to realize a personal unlawful profit; or (iv) a fine or monetary penalty imposed on Indemnitee (excluding a fine or monetary penalty imposed pursuant to the conviction of a crime which requires proof of mens rea (criminal intent)); or (v) a counterclaim made by the Company or in its name in connection with a claim against the Company filed by Indemnitee, other than (a) by way of defense or by way of third party notice in connection with claim brought against the Indemnitee, or (b) in specific cases in which the Company’s Board of Directors has approved the initiation or bringing of such suit by Indemnitee, which approval shall not be unreasonably withheld.

3.3. The indemnification amount actually paid shall be limited to those amounts not covered by the Company’s directors and officers insurance policy (the “D&O Policy”), such that Indemnitee will not be entitled to payment from the Company for amounts which Indemnitee has actually obtained under the D&O Policy.

3.4. Subject to the provisions of this Section 3, the indemnification hereunder will, in each case, cover all sums of money that the Indemnitee will be obligated to pay, in those circumstances for which indemnification is permitted under the law.

3.5. The Company will be entitled to reimbursement of amounts collected from a third party in connection with liabilities indemnified hereunder. Such reimbursement shall not exceed the amount the Company has paid to the Indemnitee.

4.	Limitation of Categories of Claims. The indemnification pursuant to Section 1(i) above, shall only relate to liabilities arising in connection with acts or omissions of Indemnitee in respect of the following events and circumstances which are deemed by the Company’s Board of Directors to be foreseeable at the date hereof:

4.1. The offering of securities by the Company and/or by a shareholder thereof to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings;

4.2. Occurrences in connection with investments in or by the Company and/or Subsidiary and/or Affiliate in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by the Indemnitee in the name of the Company and/or Subsidiary and/or Affiliate as a director, officer, employee and/or board observer of the corporation which is the subject of the transaction and the like;

4.3. The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company and/or Subsidiary and/or Affiliate;

4.4. Actions in connection with the merger of the Company and/or any Subsidiary and/or any Affiliate with or into another entity;

4.5. Actions in connection with the sale of the operations, assets and/or business, or part thereof, of the Company and/or Subsidiary and/or Affiliate;

4.6. Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, licensing or acquisition of rights in products, assets or technologies of other persons or legal entities, and the sale, licensing or grant of license in the same to other persons or legal entities, and the division or consolidation thereof;

4.7. Actions taken in connection with labor relations and/or employment matters (including employment-related benefits) in the Company and/or Subsidiary and/or Affiliate and trade relations of the Company and/or Subsidiary and/or Affiliate, including with employees, independent contractors, customers, suppliers and various service providers;

4.8. Actions in connection with the developing, testing and manufacturing of products (including a third party’s products, solutions and technologies) by the Company and/or Subsidiary and/or Affiliate or in connection with the distribution, sale, license or use of such products, solutions or technologies, and management of projects whether of the Company and/or Subsidiary and/or affiliate and/or any third party;

4.9. Actions relating to the promotion, offering and/or support of the products, solutions and technologies in the fields of operation of the Company, any of its Subsidiaries or Affiliates as shall exist from time to time;

4.10. Actions taken in connection with the intellectual property of the Company and/or Subsidiary and/or Affiliate and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property or any claim or demand made for actual or alleged infringement, misappropriation, or misuse of any third party’s intellectual property rights by the Company, its Subsidiaries or Affiliates, including without limitation confidential information, patents, copyrights, design rights, service marks, trade secrets, copyrights, and misappropriation of ideas by the Company, its Subsidiaries or Affiliates;

4.11. Actions taken pursuant to or in accordance with the policies and procedures of the Company and/or Subsidiary and/or Affiliate, that have been decided upon, whether such policies and procedures are published or not, and actions relating to the operations and management of the Company and/or of any Subsidiaries and/or Affiliates;

4.12. Occurrences resulting from the Company’s and/or Subsidiary’s and/or Affiliate’s status as a public company, and/or from the fact that the Company’s securities were offered to the public and/or are traded on a stock exchange, whether in the U.S. or elsewhere;

4.13. Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company and\or Subsidiary and/or any Affiliate;

4.14. Any claim or demand made by any third party suffering any personal injury or damage to business or personal property through any act or omission attributed to the Company or its Subsidiaries or its Affiliates, or their respective employees, agents or other persons acting or allegedly acting on their behalf;

4.15. Any claim or demand made by suppliers, contractors or other third parties transacting any form of business with the Company in the ordinary course of their respective businesses, relating to the negotiations or performance of such transactions, representations or inducements provided in connection thereto or otherwise;

4.16. Any claim or demand made in connection with any transaction not in the ordinary course of business of either the Company or the party making such claim (including any transaction with directors or officers of the Company or any controlling shareholder of the Company);

4.17. Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company and\or Subsidiary and/or Affiliate, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any federal, state, municipal or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not;

4.18. Any actions or decisions relating to insurance matters and/or risk management of the Company;

4.19. The filing of a report and/or announcement required by the Companies Law and/or any securities law which is applicable or may be applicable to the Company from time to time, including the U.S. Securities Laws, including the regulations pertaining to these laws, the Israeli Securities Law - 1968, and/or according to rules and/or regulations adopted by the stock market LLC or any other stock exchange and/or securities market and/or any law of any other country pertaining to these issues and/or the failure to file such a report and/or announcement, and/or actions relating to tender offers of the Company, including actions relating to delivery of opinions in relation thereto;

4.20. Any decision regarding a distribution, as defined in the Companies Law, including a distribution pursuant to a court order, and/or repurchase of shares or returns of capital or loans of the Company;

4.21. Any actions in connection with the change in the Company’s structure and/or a reorganization of the Company, including any arrangement between the Company and its shareholders and/or creditors according to the Companies Law, and/or any decision relating to these issues including, but not limited to, a change in the Company’s capital, the establishment of subsidiaries and/or their liquidation or sale, and/or all allotments or distributions;

4.22. Approval of corporate actions, including the approval of acts of the Company’s management, its guidance and its supervision;

4.23. Any claim or demand made in connection with any expression of opinion or saying made in good faith during the course of performance of duties and in connection with the performance of duties, including during meetings of the board of directors or committees of the Company;

4.24. Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity (in Israel or abroad), including the Office of the Chief Scientist or the Investment Center of the Israeli Ministry of Industry and Commerce, the Israeli Antitrust Authority or the Israel Securities Authority, or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company and/or Subsidiary, or any of their respective businesses or operations;

4.25. Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, for damages, losses or personal injuries related to such products;

4.26. Any claim or demand made in connection with any preparation or formulation of work plans, including pricing, marketing, distribution, instructions to employees, customers and suppliers, and collaboration with competitors;

4.27. Any acts in regard of invasion of privacy, participation and/or non-participation at Board meetings and/or voting and/or abstention from voting at Board meetings, approval of corporate actions, claims of failure to exercise business judgment;

4.28. Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

4.29. Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction;

4.30. Decisions and/or actions relating to environmental compliance, including pollution, contamination and hazardous materials;

4.31. Granting of liens on Company assets and granting guarantees on behalf of the Company;

4.32. Claims in connection with publishing or providing any information, including any filings with governmental authorities in the U.S., Israel and elsewhere, on behalf of the Company, in the circumstances required under applicable laws;

4.33. Claims in connection with the preparation, approval or providing of any annual or quarterly financial statements, profit and loss statements, balance sheets and similar financial information or forecasts;

4.34. Any of the forgoing actions or decisions relating or otherwise applicable to any Subsidiary or Affiliate of the Company; and

4.35. Any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a director or officer of the Company may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such director or officer in such capacity.

5.	Expenses; Indemnification Procedure. The Company shall advance Indemnitee all expenses incurred by Indemnitee in connection with a Claim on the date on which such amounts are first payable (“Time of Indebtedness”), and with respect to items mentioned in Section 1(ii) above, even prior to a court decision, but has no duty to advance payments in less than twenty (20) days (but in any event not later than thirty (30) days) following delivery of a written request therefor by Indemnitee to the Company. Advances given to cover legal expenses in criminal proceedings will be repaid by Indemnitee to the Company, if such proceedings are concluded in such manner that would not have entitled the Indemnitee to indemnification under Section 1 above. Additionally, the Company shall make available to Indemnitee any securities and/or guarantees which Indemnitee will be required to provide in the framework of any action or proceeding and/or according to any interim decision, including arbitration proceedings, and including with respect to the exchange of any attachments imposed on Indemnitee’s assets.

6.	Notification and Defense of Claim. If any Claim is brought against Indemnitee in respect of which indemnity may be sought under this Agreement:

6.1. The Indemnitee shall promptly notify the Company of any legal proceedings initiated and of all possible or threatened legal proceedings without delay following first becoming aware thereof, and the Indemnitee shall deliver to the Company, or to such person as it shall advise, without delay all documents received in connection with these proceedings. Similarly, the Indemnitee must advise the Company on an ongoing and current basis concerning all events which the Indemnitee suspects may give rise to the initiation of legal proceedings against the Indemnitee. Notice to the Company shall be directed to the Chief Executive Officer with a copy to the General Counsel and the Chief Financial Officer of the Company as per Section 19 hereof, or if the Indemnitee is then the Chief Executive Officer of the Company, such notice shall be directed to the Chairman of the Board and the other addressees.

6.2. The Company will be entitled to participate therein at its own expense or to assume the defense thereof and to employ counsel reasonably satisfactory to Indemnitee. Indemnitee shall have the right to employ its own counsel in connection with any such Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (i) the Company shall not have assumed the defense of the Claim, or (ii) the named parties to any such action (including any impleaded parties) include both Indemnitee and the Company, and Indemnitee shall have reasonably concluded that joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between Indemnitee and the Company, in either of which events reasonable fees and expenses of such counsel to Indemnitee shall be borne by the Company. However, in no event will the Company be obligated to pay the fees or expenses of more than one firm of attorneys representing Indemnitee in connection with any one Claim or separate but substantially similar or related Claims in the same jurisdiction arising out of the same general allegations or circumstances. For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in Indemnitee’s name or to agree to a plea-bargain in his name without his prior written consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Agreement and/or pursuant to law, without Indemnitee’s prior written consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without Indemnitee’s consent so long as such arrangement will not be an admittance of an occurrence not fully indemnifiable pursuant to this Agreement and/or pursuant to law and further provided that any such settlement or arrangement does not impose on Indemnitee any liability or limitation.

6.3. The Company shall not be liable to indemnify Indemnitee for any amounts paid in settlement of any Claim effected without the Company’s written consent. Indemnitee shall give the Company such information and cooperation as may be required.

6.4. The Indemnitee will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that the Indemnitee will not be required to pay the same or to finance the same himself.

7.	Subrogation. In the event of payment under this Agreement from Company to Indemnitee, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8.	Primacy of Indemnification. The Company hereby acknowledges that Indemnitee has or may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Indemnitee or by the party or parties who appointed the Indemnitee and certain of such party’s affiliates (collectively, the “Appointing Party”). The Company hereby agrees, with respect to Indemnitee’s right to indemnification pursuant hereto: (i) that the Company is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Appointing Party or its (or the Indemnitee’s) insurer to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that, subject to the provisions hereof, the Company shall be required to advance the full amount of expenses incurred by Indemnitee and indemnifiable hereunder and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the Company’s Articles Association (or any agreement between the Company and Indemnitee) all subject to the provisions hereof, without regard to any rights Indemnitee may have against the Appointing Party or its (or the Indemnitee’s) insurer, and, (iii) that the Company irrevocably waives, relinquishes and releases the Appointing Party or its (or the Indemnitee’s) insurer from any and all claims against the Appointing Party or its (or the Indemnitee’s) insurer for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Appointing Party or its (or the Indemnitee’s) insurer on behalf of an Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Appointing Party or its (or the Indemnitee’s) insurer shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and the Indemnitee agree that the Appointing Party or its (or the Indemnitee’s) insurer are express third party beneficiaries of the terms hereof.

9.	Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses actually or reasonably incurred by Indemnitee in connection with a Claim or Claims, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses to which Indemnitee is entitled.

10.	Other Indemnification. Except to the extent provided in Section 8 above, the Company will not indemnify Indemnitee for any liability with respect to which Indemnitee has received payment by virtue of an insurance policy or other indemnification agreement, other than for amounts, which are in excess of the amount paid to Indemnitee pursuant to such policy or agreement and other than a deductible payable by the Indemnitee under an insurance policy or indemnification agreement.

11.	Collection from a Third Party. The Company will be entitled to any amount collected from a third party in connection with a Claim or Claims actually indemnified hereunder by the Company.

12.	Non-Exclusivity. The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights he may have under the Company’s Articles of Association or applicable law or otherwise, and to the extent that during the indemnification period hereunder the rights of the then existing directors and officers are more favorable to such directors or officers than the rights currently provided thereunder or under this Agreement to Indemnitee, Indemnitee shall be entitled to the full benefits of such more favorable rights.

13.	Exemption. The Company hereby exempts Indemnitee, to the fullest extent permitted by law, from any liability, or any part of liability, for damages caused as a result of a breach of his duty of care to the Company, provided that in no event shall he be exempt with respect to any actions listed in Section 3.2 above.

14.	Post Factum Indemnification. It is hereby clarified that nothing in here shall limit the Company’s right to indemnify the Indemnitee post factum, for any and all amounts or events, without limitation.

15.	Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. If such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

16.	Termination of Services. For the avoidance of doubt, the Company will indemnify Indemnitee even if at the relevant Time of Indebtedness Indemnitee is no longer a director or officer of the Company or of a Subsidiary or a director, officer and/or board observer of an Affiliate, as applicable, provided, that the obligations are in respect of actions taken by the Indemnitee while serving as a director, officer and/or board observer, as aforesaid, and in such capacity.

17.	Attorneys’ Fees. In the event of any litigation or other action or proceeding to enforce or interpret this Agreement, the prevailing party as determined by the court shall be entitled to an award of its reasonable attorneys’ fees and other costs, in addition to such relief as may be awarded by a court or other tribunal.

18.	Further Assurances. The parties will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary, if for the validation of any of the undertakings in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

19.	Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand or by fax or other means of electronic communication and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date postmarked.

20.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements, proposals, representations and communications between the parties regarding the subject matter hereof. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

21.	Binding Effect; No Assignment. This Agreement shall be binding upon Indemnitee and the Company, their successors and assignees, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assignees and to the benefit of the Company, its successors and assignees. Indemnitee shall not assign or otherwise transfer his rights under this Agreement and any attempt to assign or transfer such rights shall be deemed null and void.

22.	Governing Law; Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Israel, without regard to their rules of conflict of laws, and any dispute arising from or in connection with this Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

23.	Construction. The undertakings of the parties pursuant to this Agreement shall be widely construed and, in a manner, designated to give them effect, to the fullest extent permissible under law. In the event of any contradiction between the provisions of this Agreement and any provision of law that is not dispositive or which cannot be amended, the provision of law shall prevail but the same shall not impair or derogate from the validity of the other provisions hereunder.

24.	Counterpart Signatures. This Agreement may be executed in counterparts, both of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that two parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or PDF transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or PDF signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Indemnitee	Wearable Devices

Name:	Name:
Title:	Title: